EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Form S-1

(Form Type)

ZyVersa Therapeutics, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	5,858,714	$0.1315	$770,420.89	$0.00014760	$113.71
Fees to Be Paid	Equity	Series B Preferred Stock to purchase Common Stock(3)	457(g)	-	-	-	-	-
Fees to be Paid	Equity	Common Stock issuable upon exercise of Series B Preferred Stock	457(g)	723,234	$0.1315	$95,105.27	$0.00014760	$14.04
Fees to Be Paid	Equity	PIPE Warrants to purchase Common Stock(3)	457(g)	-	-	-	-	-
Fees to be Paid	Equity	Common Stock issuable upon exercise of PIPE Warrants	457(g)	4,878,875	$0.1315	$641,572.06	$0.00014760	$94.70
Fees to Be Paid	Equity	Public Warrants to purchase Common Stock(3)	457(g)	-	-	-	-	-
Fees to be Paid	Equity	Common Stock issuable upon exercise of the Public Warrants	457(g)	5,825,358	$0.1315	$766,034.58	$0.00014760	$113.07
Fees to Be Paid	Equity	Private Placement Warrants to purchase Common Stock(3)	457(g)	-	-	-	-	-
Fees to be Paid	Equity	Common Stock issuable upon exercise of Private Placement Warrants	457(g)	240,204	$0.1315	$31,586.83	$0.00014760	$4.66
Fees to Be Paid	Equity	Inducement Warrants to purchase Common Stock(3)	457(g)	-	-	-	-	-
Fees to be Paid	Equity	Common Stock issuable upon exercise of Inducement Warrants	457(g)	7,121,213	$0.1315	$936,439.51	$0.00014760	$138.22

	Total Offering Amounts			24,647,598	$0.1315	$3,241,159.14	$0.00014760	$478.40
	Total Fees Previously Paid							$4,484.24
	Total Fee Offsets							$-
	Net Fees Due							$0

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416 under the Securities Act, the shares of common stock, par value $0.006 per share of the registrant (“Common Stock”) registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	With respect to the shares of common stock offered by the selling stockholders, estimated at $0.1315 per share, the average of the high and low prices as reported on The Nasdaq Global Market on September 29, 2023, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)	No fee required in accordance with Rule 457(g) under the Securities Act.